SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. SIX
                                      FORM S-8
                           REGISTRATION STATEMENT UNDER
                            THE SECURITIES ACT OF 1933

                   Diversified Financial Resources Corporation
                  ---------------------------------------------
             (Exact name of registrant as specified in its charter)

    Delaware                                            58-2027283
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
incorporation or organization)

                1771 Wolviston Way, San Diego, California 92154
                -----------------------------------------------
                    (Address of principal executive offices)

     The 2004 Benefit Plan of Diversified Financial Resources Corporation
     --------------------------------------------------------------------
                           (Full title of the plan)


       John Chapman, 1771 - Wolviston Way, San Diego, California 92154

           (Name, address, including zip code, of agent for service)

  Telephone number, including area code, of agent for service: (619) 575-7041
                              --------------

                         CALCULATION OF REGISTRATION FEE
=============================================================================================================


Title of Securities    Amounts to be   Proposed Maximum  Proposed Maximum       Amount of Registration
to be Registered        Registered     Offering Price Per Aggregate Offering        Fee
                                       Share              Price
Common Stock,
issuable upon exercise    2,000,000,000     $0.0001              $200,000             $25.34
of Options
===============================================================================================================

(1) Bona fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the average bid and asked price of the registrant's common stock as of October 11, 2004, a date within five business days prior to the date of filing of this registration statement.




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                          Post Effective Amendment to the
          2004 Benefit Plan of Diversified Financial Resources Corporation


      This Post Effective Amendment No. Six is being filed to reflect that the Board of Directors of Diversified Financial Resources Corporation (the "Company") has amended The 2004 Benefit Plan of Diversified Financial Resources Corporation as filed by the Company in an S-8 filed on February 6, 2004, file no. 333-112592, first amendment on March 18, 2004, file no. 333-113709, second amendment on May 21, 2004, file no.333-115715, third amendment on June 28, 2004, file no. 333-113709, fourth amendment on July 16, 2004, file no. 333-113709, and fifth amendment on September 8, 2004, file no. 333-118847 each of which is incorporated herein by reference. This sixth amendment will increase the number of shares to be included in the plan from Two Billion Fifty Million (2,050,000,000) to Four Billion Fifty Million (2,050,000,000). The amendment to the 2004 Benefit Plan of Diversified Financial Resources Corporation is filed as Exhibit "A" hereto. An additional Two Billion (2,000,000,000) shares are being registered hereby. The 2004 Benefit Plan of Diversified Financial Resources Corporation is being further amended to provide that the grant of options pursuant to the plan will not be affected or changed as a result of capital changes made by the Company, including the reverse split of its common stock.

Item 8. Exhibits.

        The exhibits attached to this Registration Statement are listed in the
Exhibit Index, which is found on page 3.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. Six to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on October 11, 2004.

                              Diversified Financial Resources Corporation

                       By  /s/ John Chapman
                           -----------------------------------------------
                              John Chapman as President




/s/ John Chapman                          Date: Oct.11,   2004
-----------------------               ----------------------------------
 John Chapman, Director


 /s/ Dennis Thompson                     Date: Oct.11,    2004
---------------------------------      ---------------------------------
Dennis Thompson, Director


 /s/ John Casey                        Date: Oct.11,     2004
-------------------------           ---------------------------------------
John Casey, Director




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
                                    INDEX TO EXHIBITS


                                                                                         Page
  Exhibits        SEC Ref. No.                Description of Exhibit
                  ------------                ----------------------

      A                4        Amendment No. Six to the 2004 Benefit Plan of           4
                                Diversified Financial Resources Corporation

      B             5, 23(b)    Opinion and consent of Counsel with respect             5
                                to the legality of the issuance of securities
                                being issued pursuant to the
                                Amended Benefit Plan

      C              23(a)      Consent of Accountant                                   8







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Exhibit A, SEC Ref. No. 4.

                      POST EFFECTIVE AMENDMENT NUMBER SIX
                            TO THE 2004 BENEFIT PLAN
                                    OF
                DIVERSIFIED FINANCIAL RESOURCES CORPORATION

        Effective this 11th day of October 2004, Paragraphs 3, 13 and 15 of the 2004 Benefit Plan of Diversified Financial Resources Corporation shall be and hereby are amended to read as follows:

3.      Shares of Stock Subject to this Plan.   A total of Four Billion Fifty
Million (4,050,000,000) shares of Stock may be subject to, or issued pursuant to, Benefits granted under this Plan. If any right to acquire Stock granted under this Plan is exercised by the delivery of shares of Stock or the relinquishment of rights to shares of Stock, only the net shares of Stock issued (the shares of stock issued less the shares of Stock surrendered)
shall count against the total number of shares reserved for issuance under the terms of this Plan.
        ------------------------------------

13. Expiration and Termination of this Plan. This Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under this Plan. This Plan shall otherwise terminate on the earlier of the date that is five years from the date first appearing in this Plan or the date on which the Four Billion Fifty millionth share is issued hereunder.
    ---------------------------------------

15. Adjustments Upon Change in Capitalization. The number and class of shares subject to each outstanding Stock Option, the Exercise Price thereof (and the total price), the maximum number of Stock Options that may be granted under this Plan, the minimum number of shares as to which a Stock Option may be exercised at any one time, and the number and class of shares subject to each outstanding Award, shall not be proportionately adjusted in the event of any increase or decrease in the number of the issued shares of the Common Stock which results from a split-up, reverse split, forward split or consolidation of shares, payment of a stock dividend or dividends exceeding a total of five percent for which the record dates occur in any one fiscal year, a recapitalization (other than the conversion of convertible securities according to their terms), a combination of shares or other like capital adjustment, so that upon exercise of the Stock Option, the Employee shall receive the number and class of shares the Employee would have received prior to any such capital adjustment becoming effective and the Employee shall receive the number and class of shares the Employee would have received prior to any such capital adjustment becoming effective.

Upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation or in which the Company survives as a wholly-owned subsidiary of another corporation, or upon a sale of all or substantially all of the property of the Company to another corporation, or any dividend or distribution to stockholders of more than 10 percent of the Company's assets, adequate adjustment or other provisions shall be made by the Company or other party to such transaction so that there shall remain and/or be substituted for the Option Shares granted under this plan, the shares, securities or assets which would have been issuable or payable in respect of or in exchange for such Option Shares then remaining, as if the Employee had been the owner of such shares as of the applicable date. Any securities so substituted shall be subject to similar successive adjustments.


    ATTEST:
/s/ John Chapman

John Chapman, President

                               MICHAEL GOLIGHTLY
                              268 West 400 South
                                 Third Floor    Telephone: (801) 575-8073 x152
Attorney at Law           Salt Lake City, Utah 84101 Facsimile: (801) 521-2081
Admitted in Texas and Utah

September 30, 2004

Board of Directors
Diversified Financial Resources Corporation
1771 Wolviston Way
San Diego, California 92154

Re:     Legality and Authorization of Shares Issued Under Form S-8
Registration Statement

To the Board of Directors of Diversified Financial Resources Corporation

I have acted as special counsel for Diversified Financial Resources Corporation, a Delaware corporation (the "Company"), in the limited capacity of rendering an opinion regarding the legality and authorization of the shares proposed to be registered under The Post-Effective Amendment No.
Five to a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission ("the Commission") under the Securities Act of 1933, as amended, ("the Act"). The Company is registering a fifth post-effective amendment to the plan entitled "The 2004 Benefit Plan of Diversified Financial Resources Corporation" (the "Benefit Plan") pursuant to which the Company will authorized the issuance of a total of Four Billion Fifty Million (4,050,000,000) shares of the Company's common stock, par value $0.001 (the "Shares"), the sixth amendment will increase the number of shares by 2,000,000,000.

This opinion letter (this "Opinion") is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, limitations, all as more particularly described in the Accord, and this Opinion should be read in conjunction therewith.

In connection with the preparation of this Opinion, I have examined the following:

1. The Company's Articles of Incorporation and amendments thereto and Bylaws as submitted to me by the Company pursuant to my request for same;
2. The Registration Statement herein referenced;
3. A Board of Directors Resolution, dated September 30, 2004, authorizing and approving the Amendment to the Company's 2004 Benefit Plan and the preparation of the Post-Effective Amendment No. Six to the S-8 Registration Statement; 4. The Company's Section 10(a) Prospectus for the Registration Statement; 5. The Company's Form 10-KSB for the fiscal year ended December 31, 2003; 6. The Company's Forms 10-QSB for the quarters ended March 31, 2004 and June 30, 2004; 7. Such other documents as I have deemed necessary for the purposes of this Opinion.

You have represented to me that the Company is current in its filings with the Commission, that the Company's board of directors has authorized the filing of the amendment to the Form S-8 and that the quantity of shares to be included in the amendment to the Form S-8 are available for issuance based on the quantity authorized for issuance in the Company's Articles of Incorporation and on the amount of shares actually issued and outstanding.

Additionally, I have made such investigations of federal law as I have considered necessary and appropriate to form a basis for this opinion. My opinion is qualified by the scope of the review specified herein and I make no representations as to the sufficiency of my investigation for this opinion. I further expressly exempt from this opinion any representations as to the completeness, adequacy, accuracy or any other aspect of the financial statements incorporated in the Registration Statement.

The documentation and representations provided to me for this opinion by the Company and its duly authorized representatives indicate that the Company is validly organized under the laws of the State of Delaware; the Company is current in its filings with the Commission; the Company's Board of Directors has authorized the Benefit Plan and the proposed post-effective amendment thereto; the Company's Board of Directors has authorized the filing of the Registration Statement and the proposed post-effective amendment; and that the total of Four Billion Fifty Million (4,050,000,000) shares to be included in the Registration Statement are available for issuance based upon corporate documentation and on the amount of shares actually issued and outstanding.
As such, I am of the opinion that the Shares herein referenced have been duly and validly authorized and that subject to compliance with all provisions of the Plan, the Shares will be validly issued as fully paid and non-assessable shares of common stock in the Company.

The opinion set forth above is predicated upon and limited to the correctness of the assumptions set forth herein and in the Accord, and is further subject to qualifications, exceptions, and limitations set forth below:

A. I am admitted to practice law in the State of Utah and the State of Texas I am not admitted to practice law in the State of Delaware or in other jurisdictions where the Company may own property or transact business.
This opinion is with respect to federal law only and I have not consulted legal counsel from any other jurisdiction for the purpose of the opinion contained herein. I expressly except from this opinion any opinion as to whether or to what extent a Delaware court or any other court would apply Delaware law, or the law of any other state or jurisdiction, to any particular aspect of the facts, circumstances and transactions that are the subject of this opinion.

B. In expressing the opinion set forth herein, I have assumed the authenticity and completeness of all corporate documents, records and instruments provided to me by the Company and its representatives. I have assumed the accuracy of all statements of fact contained therein. I have assumed that all information and representations made or provided to me by the Company or its authorized representatives is correct and that there are shares available to be issued pursuant to the Plan. I have further assumed the genuineness of signatures (both manual and conformed), the authenticity of documents submitted as originals, the conformity to originals of all copies or faxed copies and the correctness of all such documents.

C. In rendering the opinion that the Shares to be registered pursuant to Form S-8 and issued under the Plan will be validly issued, fully paid and nonassessable, I assumed that: (1) the Company's board of directors has exercised or will exercise good faith in establishing the value paid for the Shares; (2) all issuances and cancellation of the Capital Stock of the Company will be fully and accurately reflected in the Company's stock records as provided by the Company's transfer agent; and (3) the consideration, as determined by the Company's board of directors, to be received in exchange for each issuance of common stock of the Company will have been paid in full and actually received by the Company when the Shares are actually issued.

D. I expressly except from the opinion set forth herein any opinion concerning the need for compliance by any party, and in particular by the Company, with the provisions of the securities laws, regulations, and/or rules of the United States of America, the State of Delaware or any other jurisdiction with regard to any other issue not expressly addressed herein, which exclusion shall apply, but not be limited to, the subsequent tradeability of the Shares on either state or federal level.

E. I have assumed that the Company is satisfying the substantive requirements of Form S-8 and I expressly disclaim any opinion regarding the Company's compliance with such requirements, whether they are of federal or state origin, or any opinion as to the subsequent tradeability of any Shares issued pursuant to the Benefit Plan.

F. The opinion contained in this letter is rendered as of the date hereof, and I undertake no and disclaim any, obligation to advise you of any changes in or any new developments which might affect any matters or opinions set forth herein.

G. I have made no independent verification of the facts asserted to be true and accurate by authorized representatives of the Company and have assumed that no person or entity has engaged in fraud or misrepresentation regarding the inducement relating to, or the execution or delivery of, the documents reviewed.

H. Certain of the remedial provisions of the 2004 Benefit Plan may be further limited or rendered unenforceable by other applicable laws and interpretations.

This Opinion is valid only as of the signature date and may be relied upon by you only in connection with filing of the Post Effective Amendment No. Six to the S-8 Registration Statement as originally filed on February 6, 2004, as amended on March 18, 2004, on May 21, 2004, on June 28, 2004, July 16, 2004 and September 8, 2004. I hereby consent to its use as an exhibit to the Post Effective Amendment No. Six to the Registration Statement. However, this opinion may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized in the Accord, without, in each instance, my prior written consent. In the event that any of the facts are different from those which have been furnished to me and upon which I have relied, the conclusions as set forth above cannot be relied upon.

Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above. By giving you this opinion and consent, I do not admit that I am an expert with respect to any part of the Registration Statement or prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.


Very truly yours,

/s/ Michael Golightly

Michael Golightly
Attorney at Law

                             JONES SIMKINS, P.C.
                                 P.O. Box 747
                              Logan, Utah 84323


                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the incorporation by reference on Post Effective Amendment No. Six to Form S-8 of our report dated April 2, 2004 with respect to the consolidated financial statements of Diversified Financial Resources Corporation included in the Annual Report on Form 10-KSB for the year ended December 31, 2003.


/s/ Jones Simkins, P.C.

JONES SIMKINS, P.C.
Logan, Utah
October 11, 2004































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